Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:

InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FIRST QUARTER 2005 RESULTS

Boston, Massachusetts, May 5, 2005.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported first quarter 2005 results.  Net income for the first quarter of 2005 was $14.5 million, or $0.92 per diluted share, compared to $6.4 million, or $0.41 per diluted share, for the comparable 2004 period.  Safety’s book value per share increased to $19.97 at March 31, 2005 compared to $19.70 at December 31, 2004.  Safety paid $0.12 per share in dividends during the first quarter of 2005 to investors compared to $0.10 per share during the first quarter of 2004.  Safety paid $0.44 per share in dividends during the year ended December 31, 2004 to investors.

Direct written premiums for the first quarter of 2005 increased by $5.2 million, or 2.9%, to $185.8 million from $180.6 million for the comparable 2004 period.  The 2005 increase occurred primarily in our personal automobile line, which experienced a 0.7% increase in average written premium and a 2.0% increase in written exposures. In addition, our commercial automobile line’s average written premium decreased by 1.8%, which was more than offset by a 9.8% increase in written exposures, and our homeowners line’s average written premium increased by 8.9%, which was partly offset by a 4.6% decrease in written exposures.

Net written premiums for the first quarter of 2005 increased by $7.7 million, or 4.4%, to $184.2 million from $176.5 million for the comparable 2004 period.  Net earned premiums for the first quarter of 2005 increased by $12.5 million, or 8.7%, to $156.4 million from $143.9 million for the comparable 2004 period. These increases were primarily due to the factors that increased direct written premiums.

Net investment income for the first quarter of 2005 was $7.5 million compared to $6.8 million for the comparable 2004 period. Average cash and investment securities (at amortized cost) increased by $111.6 million, or 16.2%, to $802.2 million for the first quarter of 2005 from $690.6 million for the first quarter of 2004 due primarily to a $111.8 million increase in average cash and cash equivalents.  Net effective annualized yield on the investment portfolio decreased to 3.7% during the first quarter of 2005 from 4.0% during 2004 due to management’s investment strategy to shift to higher rated securities and increase tax-exempt holdings.  Our duration increased slightly to 3.5 years at March 31, 2005 from 3.4 years at December 31, 2004.   Net realized gains on investments decreased slightly to $0.4 million for the first quarter of 2005 from $0.5 million for 2004.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended March 31, 2005 were 70.4%, 23.4% and 93.8% compared to 77.3%, 23.6% and 100.9% for the comparable 2004 period. The loss ratio improved primarily as a result of favorable loss development in Commonwealth Automobile Reinsurers (“CAR”) prior year results.  Also contributing to the improvement was lower severity in our automobile lines of business, partially offset by increased frequency due to worse winter weather in Massachusetts.

On December 31, 2004, the Massachusetts Commissioner of Insurance approved new rules governing CAR (the “Approved Rules”).  In our press release of January 14, 2005, we updated our estimate of the financial impact the Approved Rules may have on us and we stated that a lawsuit had been filed by Commerce Insurance Company that seeks an order permanently enjoining enforcement and/or implementation of the Approved Rules.  Several insurance producers have been permitted to intervene as plaintiffs in this lawsuit and on February 1, 2005 these producers obtained an order from the Massachusetts Superior Court staying the enforcement or implementation of the Approved Rules pending a final decision in this lawsuit.  As a result, the Approved Rules are not currently in effect. At the present time we are unable to predict the outcome of this litigation.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2004 Form 10-K with the SEC on March 16, 2005 and urges stockholders to refer to that document for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Approved Rules are successfully appealed by Commerce or one or more of our other competitors, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our prospectus in the registration statement on Form S-1 filed with the SEC on November 22, 2002.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2005. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $668,744 and $650,159)	$670,501	$663,509
Equity securities, at fair value (cost: $2,014 and $1,037)	2,029	1,087
Total investment securities	672,530	664,596
Cash and cash equivalents	137,796	155,673
Accounts receivable, net of allowance for doubtful accounts	161,563	150,451
Accrued investment income	7,907	7,008
Receivable from reinsurers related to paid loss and loss adjustment expenses	20,309	18,980
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	85,854	84,167
Prepaid reinsurance premiums	42,725	43,402
Deferred policy acquisition costs	47,252	42,919
Deferred income taxes	17,322	12,679
Equity and deposits in pools	27,791	23,678
Other assets	2,537	2,892
Total assets	$1,223,586	$1,206,445

Liabilities
Loss and loss adjustment expense reserves	$462,302	$450,897
Unearned premium reserves	364,890	337,786
Accounts payable and accrued liabilities	20,409	43,684
Taxes payable	5,352	3,509
Outstanding claims drafts	20,533	16,832
Payable to reinsurers	17,505	16,990
Payable for securities purchased	—	10,972
Capital lease obligations	431	485
Debt	19,956	19,956
Total liabilities	911,378	901,111

Commitments and contingencies

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; and 15,632,701 and 15,500,052 shares issued and outstanding	156	155
Additional paid-in capital	115,859	114,070
Accumulated other comprehensive income, net of taxes	1,152	8,709
Retained earnings	195,041	182,400
Total shareholders’ equity	312,208	305,334
Total liabilities and shareholders’ equity	$1,223,586	$1,206,445

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Quarter Ended March 31,
	2005	2004

Net earned premiums	$156,416	$143,926
Net investment income	7,459	6,823
Net realized gains on investments	407	517
Finance and other service income	3,969	3,745
Total revenue	168,251	155,011

Losses and loss adjustment expenses	110,170	111,312
Underwriting, operating and related expenses	36,591	33,986
Interest expenses	223	153
Total expenses	146,984	145,451

Income before income taxes	21,267	9,560
Income tax expense	6,765	3,190
Net income	$14,502	$6,370

Earnings per weighted average common share:
Basic	$0.94	$0.42
Diluted	$0.92	$0.41

Cash dividends paid per common share	$0.12	$0.10

Weighted average number of common shares outstanding:
Basic	15,439,974	15,260,283
Diluted	15,742,717	15,417,307